                                                  Registration No. 33-64725

  As filed with the Securities and Exchange Commission on January 5, 1995.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    ----------------------------------------

                                AMENDMENT NO.1
                                      TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             COMMNET CELLULAR INC.
                             ---------------------
             (Exact name of registrant as specified in its charter)

       Colorado                        4811                    84-0924904
------------------------               ----                    ----------
(State or other juris-      (Primary Standard Industrial   (I.R.S. Employer
diction of incorporation    Classification Code Number)    Identification No.)
or organization)

                         5990 Greenwood Plaza Boulevard
                           Englewood, Colorado 80111
                                 (303) 694-3234
                                 --------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Amy M. Shapiro, Esq.
                   Senior Vice President and General Counsel
                             CommNet Cellular Inc.
                         5990 Greenwood Plaza Boulevard
                           Englewood, Colorado 80111
                                 (303) 694-3234
                                 --------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                with a copy to:

                              Mark J. Sather, Esq.
                    Ireland, Stapleton, Pryor & Pascoe, P.C.
                                 1675 Broadway, 26th Floor
                                 Denver, Colorado 80202
                                 (303) 623-2700

                    ----------------------------------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                        CALCULATION OF REGISTRATION FEE

                        Previously calculated and paid.

                             COMMNET CELLULAR INC.
        Cross-Reference Sheet Pursuant to Item 501(b) of Regulation S-K

Form S-4 Item Number and Heading               Caption or Location in Prospectus
--------------------------------               ---------------------------------
1    Forepart of Registration Statement
     and Outside Front Cover Page of
     Prospectus............................    Outside Front Cover of
                                               Prospectus; Facing Page

2    Inside Front and Outside Back Cover
     Pages of Prospectus...................    Available Information;
                                               Incorporation of Certain
                                               Information by Reference; Table
                                               of Contents

3    Risk Factors, Ratio of Earnings to
     Fixed Charges and Other Information...    Summary; Risk Factors; Selected
                                               Consolidated Financial Data

4    Terms of the Transaction..............    Not Applicable

5    Pro Forma Financial Information.......    Not Applicable

6    Material Contacts with the Company
     Being Acquired........................    Not Applicable

7    Additional Information Required for
     Reoffering by Persons and Parties
     Deemed to be Underwriters.............    Not Applicable

8    Interests of Named Experts and
     Counsel...............................    Legal Matters

9    Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities...........................    Not Applicable

10   Information with Respect to S-3
     Registrants...........................    Incorporation of Certain
                                               Information by Reference

11   Incorporation of Certain Information
     by Reference..........................    Incorporation of Certain
                                               Information by Reference

12   Information with Respect to S-2 or
     S-3 Registrants.......................    Not Applicable

13   Incorporation of Certain Information
     by Reference..........................    Not Applicable

14   Information with Respect to
     Registrants Other than S-3 or S-2
     Registrants...........................    Not Applicable

15   Information with Respect to S-3
     Companies.............................    Not Applicable

16   Information with Respect to S-2 or
     S-3 Companies.........................    Not Applicable

17   Information with Respect to
     Companies Other than S-2 or S-3
     Companies.............................    Not Applicable

18   Information if Proxies, Consents or
     Authorizations are to be Solicited....    Not Applicable

19   Information if Proxies, Consents or
     Authorizations are not to be Solicited
     or in an Exchange Offer...............    Not Applicable

PROSPECTUS
                                1,000,000 Shares

                             COMMNET CELLULAR INC.

                                  COMMON STOCK
                    ----------------------------------------


         This Prospectus relates to shares of Common Stock which may be offered from time to time in connection with acquisitions by CommNet Cellular Inc. (the "Company") of direct or indirect interests in certain entities holding FCC licenses to own and operate cellular telephone systems. These shares will ordinarily represent consideration paid by the Company upon the acquisition of such interests. The terms of such acquisitions generally will be determined by direct negotiations with the owners of the interests to be acquired and will not involve the payment of underwriting fees or discounts, except that finders' fees may be paid to persons in connection with the acquisitions. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock at the time the terms of the acquisition are agreed upon, at or about the time of closing or during the period prior to the delivery of the shares. See "Summary - The Offering." All expenses relating to the distribution of the Common Stock will be paid by the Company.

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH PROSPECTIVE INVESTORS SHOULD CONSIDER PRIOR TO AN INVESTMENT IN THE COMMON STOCK.

         The Common Stock is listed on the Nasdaq National Market under the trading symbol "CELS." On December __, 1995, the last reported sale price of the Common Stock was $_____.

                    ----------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is December ___, 1995.

                               TABLE OF CONTENTS

                                                    Page
                                                    ----

Available Information..............................   3

Incorporation of Certain Information by Reference..   4

The Company........................................   5

Risk Factors.......................................   5

Selected Consolidated Financial Data...............   9

The Offering.......................................  10

Legal Matters......................................  10

Experts............................................  10


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at its Washington, D.C. facility.

         The Company has filed with the Commission a registration statement on Form S-4 (such registration statement, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph.

         No person is authorized to give any information or to make any representations other than as contained in this Prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


         The following documents which have been filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this
Prospectus:

         (1) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995;



         (2) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares to which this Prospectus relates;

         (3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed October 6, 1986; and

         (4) the description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed December 20, 1990.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein (an "Incorporated Document") shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed Incorporated Document or in an accompanying prospectus supplement modifies or supersedes such statement.

         This Prospectus is accompanied by the Company's latest Annual Report to Shareholders and latest quarterly report on Form 10-Q.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM STOCKHOLDER RELATIONS, COMMNET CELLULAR INC., 5990 GREENWOOD PLAZA BOULEVARD, ENGLEWOOD, COLORADO 80111 OR BY CALLING (303) 694-3234. IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION MUST BE MADE.

                                  THE COMPANY

    The Company is engaged in the operation, management and financing of cellular telephone systems in which its affiliates hold an ownership interest. The Company was incorporated in Colorado in October 1983 and maintains its registered office and executive offices at Suite 300, 5990 Greenwood Plaza Boulevard, Englewood, Colorado 80111. Its telephone number is (303) 694-3234. References to the Company herein shall be deemed to refer to the Company and its consolidated subsidiaries, unless the context requires otherwise.


                                  RISK FACTORS

    Prospective investors should consider carefully the following specific factors, as well as the other information set forth in this Prospectus or otherwise incorporated by reference herein.

    Highly Leveraged Financial Position; Debt Service Requirements. The Company is highly leveraged and has substantial debt service requirements. At September 30, 1995, the Company had outstanding long-term debt of $246,357,000, compared to stockholders' equity of $58,656,000. Interest expense was $26,044,000 for fiscal year 1995. The credit agreements (collectively, the "Credit Agreements") between Cellular, Inc. Financial Corporation ("CIFC"), the Company's wholly-owned financing subsidiary, and CoBank, ACB ("CoBank") provide for the reborrowing of any loan repayments made to CoBank until the revolving commitments under the Credit Agreements terminate in December 1996. Upon such termination, amounts due under the Credit Agreements are converted into term loans requiring quarterly cash amortization payments through December 31, 2000. The Company's ability to meet its debt service requirements will require significant and sustained growth in cash flow by the Company and its affiliates. Historically, the Company has been able to make required interest payments on its indebtedness from borrowings under bank loans and from equity and debt financings. The Company will require continued access to such financing sources until such time as the Company generates sufficient positive cash flow from operations to service its debt and, to the extent that the Company's leverage increases, the Company's access to such financing sources may be curtailed or made more expensive. There can be no assurance that the Company will experience the necessary growth in cash flow or will be able to access the financing sources described above.

    Operating Losses and Net Losses. Until fiscal 1995, the Company had experienced operating losses from inception and net losses from inception. Operating losses in fiscal years 1993 and 1994 were $15,431,000 and $5,669,000, respectively (including depreciation, amortization and write-downs of switch assets related to an upgrade program of $19,951,000 and $15,767,000, respectively), and net losses for the same periods were $22,666,000 and $16,751,000, respectively. Operating income and net income in fiscal year 1995 were $1,993,000 and $62,000, respectively. However, net income included gains on sales of affiliates of $19,471,000. There is no assurance that future operations will be profitable or generate positive cash flow.

    Holding Company Structure; Credit Agreement Restrictions. A substantial portion of the Company's assets and operations are located in its subsidiaries and affiliates and, to that extent, the Company is effectively a holding company. The Company must rely on dividends, loan repayments and other intercompany cash flows from its subsidiaries and affiliates to generate the funds necessary to meet the Company's debt service obligations. The Credit Agreements contain restrictions on the ability of any subsidiary or affiliate of the Company which has borrowed from CIFC to make distributions to the Company. The Company has guaranteed the obligations of CIFC to CoBank and has granted a first security interest in all of the assets of the Company as security for such guaranty. The assets of affiliates which borrow funds from CIFC are pledged to CIFC, which in turn assigns such pledges to CoBank. Claims of other creditors of the Company's subsidiaries and affiliates, including CoBank, tax authorities, trade creditors and creditors of those affiliates which have financing sources in addition to the Company, will generally have priority as to the assets of such subsidiaries and affiliates over the claims of the Company.


    Restrictions Under Debt Instruments. The Company's operations and financial performance are subject to covenants contained in certain agreements related to the Company's indebtedness, including the Credit Agreements and the indentures governing the 11 3/4% Senior Subordinated Discount Notes and the 11 1/4% Subordinated Notes. Among other things, those agreements (i) limit the Company's ability to incur additional indebtedness, including guarantees, sell or create liens upon its assets, pay dividends on and make other distributions with respect to its capital stock and enter into new lines of business and (ii) require the Company to meet certain financial performance tests and use portions of the net proceeds from the sale of certain assets and the issuance of debt securities by the Company to repay obligations under certain agreements. These restrictions could limit the Company's ability to effect future acquisitions or financing or otherwise restrict corporate activities.

    Nature of Company's Ownership of Licenses. Many of the Company's interests in cellular systems are owned through affiliates that are partners in limited partnerships which are the licensees for their respective systems. In those partnerships in which the Company's affiliate is a limited partner or is one of several general partners, certain decisions, such as the timing and amount of cash distributions and sale or liquidation of the partnership, may not be subject to a vote of the limited partners or may require a greater percentage vote than that owned by the Company's affiliate. In those partnerships that are not managed by the Company, the Company is dependent on the managing partner to meet the licensee's obligations under the FCC's rules and regulations. There can be no assurance that any partnership in which the Company holds an interest will make decisions on such matters which will be in the Company's best interest or that other partners' conduct and character will not adversely affect the continuing qualification of licensees in which the Company holds an interest.

    Limited Operating History; New Industry. Cellular operations within the network began in 1988 and, accordingly, the Company's operating history is limited. Moreover, its operations to date have concentrated on the acquisition of interests in cellular systems licenses and licensees and the construction and initial operation of cellular systems. A substantial majority of the cellular telephone systems in which the Company holds an interest have been operational for less than five years. While there are a substantial number of cellular telephone systems operating in the United States and in other countries, cellular telecommunications is a relatively new industry with a limited history. Moreover, most of the cellular systems in which the Company holds an interest are in RSA markets, which have an even more limited operating history than the larger MSA markets. Based on demographic factors, including population size and density, traffic patterns and other relevant market characteristics, the Company believes that successful commercial exploitation of the RSA and MSA markets in which the Company holds interests can be achieved. However, there can be no assurance that this will be the case.

    Competition; New Technologies; Obsolescence. The FCC licenses two cellular carriers in each market. Competition for customers between the two systems is principally on the basis of quality, service and price. The Company's competitors may have financial resources which are substantially greater than those of the Company and its partners. In addition, FCC policy requires cellular licensees to provide, on a nondiscriminatory basis, cellular service to resellers that purchase blocks of mobile telephone numbers and then resell them to the public. This may create added competition at the retail level.

Competition may also arise from other technologies, including conventional mobile telephone services, mobile satellite systems, wireless data services, paging services and Specialized Mobile Radio ("SMR") systems. The FCC has recently given approval for the creation of enhanced SMR ("ESMR") systems, which combine multiple SMR systems in a cellular structure and employ frequency reuse, like cellular, thereby potentially eliminating much of the current technological distinction between SMR and cellular.

The FCC has also allocated radio channels for personal communications services ("PCS"). Among other possible uses, PCS will be capable of providing a two-way mobile voice and data telephone service that is similar to cellular service. PCS will be a digital, wireless communications system that will utilize technology that could allow it to compete effectively with cellular systems, particularly in densely populated areas. Licenses will be awarded by competitive bidding. Auctions for the first two spectrum blocks have been completed. Absent delays caused by any judicial proceedings, PCS systems can be expected to commence operation in major metropolitan areas as early as the end of calendar year 1995.

Continuing advances in the communications field make it impossible to predict the extent of additional future competition for cellular systems, but it is certain that in the future there will be more potential substitutes for cellular service. There can be no assurance that the Company will not face significant future competition or that cellular technology will not eventually become obsolete.

    Value of Cellular Licenses Dependent Upon Success of Operations and Industry. A substantial portion of the Company's assets consists of interests in cellular licenses and in entities holding cellular licenses. The value of cellular licenses will depend significantly upon the success of the operations of such licensees and the growth of the industry generally. Although a market for interests in cellular licenses currently exists and the Company believes that such a market will continue, there can be no assurance that this will be the case. Even if a market does continue in the future, the values obtainable for interests in cellular licenses in such a market may be significantly lower than current values.

    Regulatory Considerations. The licensing, construction, operation, sale and acquisition of cellular systems are regulated by the FCC. In addition, certain aspects of cellular operations, including but not limited to rates and resale of cellular services, may be subject to public utility regulation in the state in which the service is provided. The ongoing operations of the Company may require permits, licenses and other authorization from regulatory authorities (including but not limited to the FCC) not now held by the Company. In addition, licensing proceedings and applications for granting and transferring construction permits and operating licenses have been subject to substantial delays by the FCC. While the Company expects that it will receive requisite authorizations and approvals in the ordinary course of business, no assurance can be given that the applicable regulatory authority will grant such approvals in a timely manner, if at all. Moreover, changes in regulation, such as increased price regulation or deregulation of interconnection arrangements, could adversely affect the Company's financial condition and operating results. Under the FCC rules, licenses for cellular systems are generally issued for ten-year terms. Although a licensee may apply for renewal and, under certain circumstances, may be entitled to a renewal expectancy, renewal is not automatic. The Company's renewal applications may be subject to petitions to deny or competing applications. Therefore, no assurance can be given that any license will be renewed.

    Radiofrequency Emission Concerns. Media reports have suggested that certain radiofrequency ("RF") emissions from portable cellular telephones might be linked to cancer. Concerns over RF emissions may have the effect of discouraging the use of cellular telephones, which could have an adverse effect upon the Company's business. The FCC has a rulemaking proceeding pending to update the guidelines and methods it uses for evaluating RF emissions from radio equipment, including cellular telephones. The proposal would impose more restrictive standards on RF emissions from lower power devices such as portable cellular telephones.

    Dependence on Key Personnel. The Company's affairs are managed by a small number of key personnel, the loss of which could have an adverse impact on the Company.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data as of and for each of the five years in the period ended September 30, 1995 are derived from consolidated financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors. The data should be read in conjunction with the financial statements and other financial information incorporated by reference in this Prospectus.

                                                             Year Ended September 30,
                                                             ------------------------
STATEMENT OF OPERATIONS DATA:                1991           1992           1993           1994           1995
                                         -------------  -------------  -------------  -------------  -------------
Revenues................................ $  4,908,170   $ 14,906,349   $ 33,689,311   $ 61,360,051   $ 89,844,119
Costs and expenses (net of amounts
 allocated to affiliates):
  Cellular Operations...................   11,940,438     18,138,532     30,288,634     50,855,637     68,928,742
  Corporate.............................     (592,798)       997,157     (1,119,298)       406,638      1,327,164
  Total depreciation and amortization...    8,569,325     14,114,817     19,950,508     12,650,855     17,595,148
  Write-down of investment in
   cellular system equipment............           --             --             --      3,116,256             --
                                         ------------   ------------   ------------   ------------   -------------
Operating income (loss).................  (15,008,795)   (18,344,157)   (15,430,533)    (5,669,335)     1,993,065
Equity in net loss of affiliates........  (10,931,161)    (8,851,753)    (6,339,145)    (5,092,484)    (5,028,219)
Minority interest in net income of                 --             --             --       (543,607)      (963,956)
 consolidated affiliates................
Gains on sales of affiliates............           --     14,339,063      7,821,424      3,911,943     19,471,476
Interest expense........................  (11,245,394)   (14,800,908)   (16,427,796)   (21,338,505)   (26,043,802)
Interest income.........................    8,484,298     10,616,024     10,701,511     12,080,836     13,045,660
                                         ------------   ------------   ------------   ------------   -------------
Income (loss) before income taxes
 and extraordinary charge...............  (28,701,052)   (17,041,731)   (19,674,539)   (16,651,152)     2,474,224
Income tax expense......................           --             --             --        100,000        400,000
                                         ------------   ------------   ------------   ------------   -------------
Income (loss) before extraordinary
  charge................................  (28,701,052)   (17,041,731)   (19,674,539)   (16,751,152)     2,074,224
Extraordinary charge....................           --             --     (2,991,673)            --     (2,012,257)
                                         ------------   ------------   ------------   ------------   -------------
Net income (loss)....................... $(28,701,052)  $(17,041,731)  $(22,666,212)  $(16,751,152)  $     61,967
                                         ============   ============   ============   ============   =============
Income (loss) share before
 extraordinary charge...................       $(6.00)        $(2.44)        $(2.30)        $(1.45)         $ .17
Extraordinary charge....................           --             --           (.35)            --           (.16)
                                         ------------   ------------   ------------   ------------   -------------
Net income (loss) per common share......       $(6.00)        $(2.44)        $(2.65)        $(1.45)         $ .01
                                         ============   ============   ============   ============   =============

BALANCE SHEET DATA (AT PERIOD END):
Working capital......................... $ 15,317,636   $ 29,477,995   $ 63,560,591   $ 25,524,500   $ 39,910,831
Investment in and advances to
  affiliates............................   50,745,576     52,019,577     55,892,372     61,908,761     56,918,738
Net property and equipment..............   33,555,291     44,209,682     53,460,296     79,917,727    105,289,475
Total assets............................  181,972,276    208,363,573    269,523,889    282,637,586    325,667,956
Long-term debt..........................  183,208,596    189,430,430    259,676,224    243,913,168    246,356,587
Total liabilities.......................  204,059,999    204,123,685    278,945,660    266,731,119    267,012,294
Stockholders' equity (deficit)..........  (22,087,723)     4,239,888     (9,421,771)    15,906,467     58,655,662


                                  THE OFFERING

          This Prospectus relates to shares of Common Stock that may be offered and issued from time to time in connection with acquisitions by the Company of direct or indirect interests in certain entities holding FCC licenses to own and operate cellular telephone systems. These shares will ordinarily represent consideration paid by the Company upon the acquisition of such interests. The terms of, including the consideration for, such acquisitions generally will be determined by direct negotiations with the owners of the interests to be acquired and will not involve the payment of underwriting fees or discounts, except that finders' fees may be paid to persons in connection with the acquisitions. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market price of the Common Stock at the time the terms of the acquisition are agreed upon, at or about the time of closing or during the period prior to the delivery of the shares. Other than the interests acquired, there will be no proceeds to the Company from this offering.

          The acquisitions may involve the exchange of the Common Stock for (i) stock of an affiliate held by the affiliate's other shareholders, (ii) partnership interests held by the other partners in an affiliate or (iii) assets of an affiliate. Under certain circumstances, the consideration offered by the Company in an acquisition may include cash, debt, other securities of the Company or the assumption of liabilities by the Company.

          The shares of Common Stock received pursuant to this Prospectus may be subject to the resale provisions of Rule 145(d) under the Securities Act. Generally, that rule provides that a person may not sell in any three month period more than the greater of one percent of the number of shares outstanding or the average weekly trading volume for the four weeks preceding the date of sale.

                                 LEGAL MATTERS

          The validity of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Amy M. Shapiro, Vice-President, Secretary and General Counsel for the Company. As of November 30, 1995, Ms. Shapiro was the beneficial owner (for purposes of the Exchange Act) of 41,175 shares of Common Stock.

                                    EXPERTS

          The consolidated financial statements of the Company at September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995, appearing in the Company's Annual Report (Form 10-K) filed December 28, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


         ITEM 20.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                Article IX of the Company's Articles of Incorporation provides in part:

    B. The Corporation shall, to the fullest extent permitted by applicable law, (i) indemnify, and (ii) advance litigation expenses prior to the final disposition of an action, to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or served any other enterprise as a director or officer at the request of the Corporation and such rights of indemnification and to advancement of litigation expenses shall also be applicable to the heirs, executors, administrators and legal representatives of such director or officer.

    C. The foregoing provisions of Article IX shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Article IX is in effect, and any repeal or modification hereof shall not affect the rights or obligations then or therefore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such stated facts.

    D. The foregoing rights to indemnification and to advancement of litigation expenses shall not be deemed exclusive of any other rights to which a director or officer or his or her legal representatives may be entitled apart from the provisions of this Article IX.


ITEM 21.  EXHIBITS.

        3.1 Articles of Incorporation, as amended, of the Company. Incorporated herein by reference to Exhibit 3.1 to the Company's registration statement on Form S-8, SEC File No. 33-47755.

        3.2 Bylaws, as amended, of the Company. Incorporated herein by reference to Exhibit 3.2 to the Company's registration statement on Form S-8, SEC File No. 33-47755.

      **5.1 Opinion of Amy M. Shapiro, regarding the legality of the Common Stock being registered.

      *23.1  Consent of Ernst & Young LLP, independent auditors.

     **23.2 Consent of Amy M. Shapiro (included in the opinion filed as Exhibit 5.1).

____________________

*  Filed herewith.

** Previously filed.

ITEM 22.  UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (7) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant (pursuant to the foregoing provisions described in Item 15 above or otherwise), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on January 4, 1996.

                               COMMNET CELLULAR INC.

                               By:  /s/ AMY S. SHAPIRO
                                    ------------------

                                    Amy S. Shapiro, Senior Vice President


          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933 THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE                                  TITLE                         DATE
------------------------  ---------------------------------------  ----------------
      *                   Chairman of the Board, President         January 4, 1996
------------------------  and Chief Executive Officer
Arnold C. Pohs            (Principal Executive Officer)

      *                   Vice President-Finance, Treasurer,       January 4, 1996
------------------------  Chief Financial Officer and Director
Daniel P. Dwyer           (Principal Financial Officer)

      *                   Assistant Vice President-Accounting/Tax  January 4, 1996
------------------------  (Principal Accounting Officer)
Andrew J. Gardner

      *                   Director                                 January 4, 1996
------------------------
John E. Hayes, Jr.

      *                   Director                                 January 4, 1996
------------------------
Robert J. Paden

      *                   Director                                 January 4, 1996
------------------------
David E. Simmons

------------
* By     /s/ AMY S. SHAPIRO
    ----------------------------
    Amy S. Shapiro, Attorney-in-fact